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                                                                   EXHIBIT 99.02

                                                                TAP's Prospectus
                                                                  April 22, 1996
                                                                        Pages 91




On April 2, 1996, individual and institutional plaintiffs, on their own behalf and also purporting to represent a putative class of similarly situated persons who may lose their employment as a result of the Acquisition, filed an appeal captioned Capital Region Conference of Churches, et al. vs. State of Connecticut Department of Insurance, et al., ( Judicial District of Hartford/New Britain at Hartford, Superior Court of the State of Connecticut) (the "Appeal"), from the Memorandum of Decision issued by the Deputy Commissioner of the State of Connecticut Department of Insurance approving the Acquisition. The Appeal alleges procedural defects in the approval process. However, the Appeal does not seek a specific remedy. TIGI believes the Appeal is without merit and plans vigorously to oppose it. On April 9, 1996, TIGI, Aetna Casualty and Standard Fire moved for dismissal of the Appeal.